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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 001-12375

                          The Learning Company, Inc.
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             (Exact name of registrant as specified in its charter)

                              1 Athenaeum Street
                        Cambridge, Massachusetts 02142
                                (617) 494-1200
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, par value $0.01
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           (Title of each class of securities covered by this Form)

                                     None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(3)     [ ]
               Rule 12h-3(b)(1)(i)  [X]            Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: 0
      -
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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Mattel, Inc. (as the successor to The Learning Company, Inc. by merger) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  May 13, 1999                     By:  /s/ Robert Normile
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                                        Name: Robert Normile
                                        Title: Senior Vice President
                                        General Counsel and Secretary